Exhibit 99.1

MEDIA RELEASE

             American Campus Communities, Inc. Reports Second Quarter 2017 Financial Results
AUSTIN, Texas -- (BUSINESS WIRE)-July 24, 2017--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2017.
Highlights

▪
Reported net loss attributable to ACC of $2.8 million or $0.02 per fully diluted share, versus net income of $18.4 million or $0.14 per fully diluted share in the second quarter 2016. The current quarter includes a non-cash provision for real estate impairment of $15.3 million or $0.11 per fully diluted share, related to one non-core property located 1.6 miles from Valdosta State University, which was acquired by the company as part of the GMH transaction in 2008.

▪	Achieved quarterly FFOM of $0.53 per fully diluted share or $72.5 million, versus $0.54 per fully diluted share or $72.2 million for the second quarter prior year.

▪	Increased same store wholly-owned net operating income ("NOI") 2.2 percent over the second quarter 2016 with revenues increasing 2.7 percent and operating expenses increasing 3.3 percent.

▪	Achieved same store wholly-owned average physical occupancy of 92.0 percent for the second quarter 2017 compared to 92.1 percent for the second quarter 2016.

▪
Preleased the same store wholly-owned portfolio for the upcoming academic year to 99.3 percent applied for and 94.1 percent leased as of July 21, 2017 with a current projected rental rate increase of 2.9 percent. This compares to 100.0 percent applied for and 93.8 percent preleased for the same date prior year.

▪	Awarded the exclusive right to negotiate a second on-campus development project with the University of California, Berkeley.

▪
Executed a predevelopment agreement for an on-campus American Campus Equity (ACE®) transaction with the University of Arizona. The living-learning honors college project, which continues to undergo predevelopment activity, targets delivery in Fall 2019 and is expected to include approximately 1,042 on-campus beds.

▪	Commenced construction on 191 College, a $59.3 million off campus development located pedestrian to Auburn University, which is scheduled for delivery in July 2019.

▪	Entered the Seattle market with the acquisition of TWELVE at U District, a 384-bed community located pedestrian to the University of Washington campus.
“Our diversified investment platform is firing on all cylinders, sourcing significant high quality external growth assets located pedestrian to Power-5 conference universities,” said Bill Bayless, American Campus Communities CEO. “We are excited about the robust opportunity on-campus, announcing a second development award with the highly prestigious University of California, Berkeley and continued progression with the ACE and third-party projects at the University of Arizona. Off campus, we expanded our holdings at Auburn University, breaking ground on our second community located pedestrian to campus, and entered the highly desirable University of Washington market, where the team is actively pursuing expansion via both development and acquisition, enabling multi-asset efficiencies.”

Second Quarter Operating Results
Revenues for the 2017 second quarter totaled $179.0 million versus $186.0 million in the second quarter 2016, and operating income for the quarter totaled $12.6 million versus $39.1 million in the prior year second quarter. The decrease in revenues and operating income was primarily due to the sale of 20 non-core properties since the first quarter of 2016 and a non-cash provision for real estate impairment recorded during the second quarter related to a wholly-owned property that is in the process of being transferred to the lender in settlement of the property’s $27.4 million mortgage loan which is due to mature in August 2017. These decreases were offset by growth resulting from increased rental rates for the 2016-2017 academic year, the completion of seven development properties in 2016, and the acquisition of four properties since the first quarter of 2016. Net loss for the 2017 second quarter totaled $2.8 million, or $0.02 per fully diluted share, compared with net income of $18.4 million, or $0.14 per fully diluted share, for the same quarter in 2016. The decrease in net income as compared to the prior year quarter is primarily due to the decreases in revenues and operating income described above.
FFO for the 2017 second quarter totaled $68.5 million, or $0.50 per fully diluted share, as compared to $71.7 million, or $0.54 per fully diluted share for the same quarter in 2016. FFOM for the 2017 second quarter was $72.5 million, or $0.53 per fully diluted share as compared to $72.2 million, or $0.54 per fully diluted share for the same quarter in 2016. A reconciliation of FFO and FFOM to net income is provided in Table 3.
 NOI for same store wholly-owned properties was $88.6 million in the quarter, an increase of 2.2 percent over $86.6 million in the 2016 second quarter. Same store wholly-owned property revenues increased by 2.7 percent over the 2016 second quarter due to an increase in average rental rates for the 2016-2017 academic year and growth in other income. Same store wholly-owned property operating expenses increased by 3.3 percent over the prior year quarter. NOI for the total wholly-owned portfolio was $94.7 million for the quarter versus $97.7 million in the comparable period of 2016, a decrease of $3.0 million, which was primarily due to the loss of $10.7 million of NOI from the sale of 20 non-core properties since the first quarter of 2016. A reconciliation of same store NOI to total NOI is provided in Table 4.
Academic Year 2017-2018 Preleasing Update
As of July 21, 2017, the company’s 2018 same store wholly-owned portfolio was 94.1 percent preleased compared to 93.8 percent preleased for the same date prior year, with a 2.9 percent current projected rental rate increase over in-place rents. Considering historic trends and current preleasing dynamics, the company is maintaining its previously stated 2018 same store leasing projections which are detailed on page 17 of the Supplemental Analyst Package - 2Q 2017. These projections include opening occupancy of 96.55 percent to 98.75 percent and average rental rate growth of 3.15 percent to 2.65 percent.
As of July 21, 2017, the company’s 10 wholly-owned development projects scheduled to open in Fall 2017 are preleased to an average of 78.0 percent. The company’s guidance assumes that these 10 developments lease to 88 percent in Fall 2017, with certain projects expected to stabilize in Fall 2018.
Portfolio Update
Developments
The company continues to progress on the construction of its 19 owned development and presale development projects with expected deliveries in 2017, 2018 and 2019. The developments total approximately $1.2 billion, are all core Class A assets located on or pedestrian to campus in their respective markets, averaging 0.1 miles to campus, and are expected to achieve a stabilized development yield in the range of 6.25 - 7.0 percent.
Off-Campus Owned
During the quarter, the company commenced construction on 191 College, a $59.3 million, 495-bed development serving students attending Auburn University. The property was designed with a diverse mix of unit layouts to provide a large variety of price points within the community, which is located within walking distance to core campus, the famous Toomer’s Corner and popular retail and restaurants. The development is scheduled for delivery in July 2019 and offers a highly competitive amenity package including an academic success center, roof-top resort-style pool and state-of-the-art fitness center.

American Campus Equity (ACE)
During the quarter, the company executed a predevelopment agreement for an ACE transaction at the University of Arizona. The proposed $97.0 million living-learning honors college is expected to commence construction in late 2017 for a Fall 2019 delivery and is currently anticipated to include modern student accommodations for approximately 1,042 students.
Subsequent to quarter end, the company was awarded the exclusive right to negotiate a second project at the University of California, Berkeley, which is expected to include housing for faculty, staff and graduate students, as well as third-party development of a 34,000-square-foot academic building serving the Goldman School of Public Policy. The newly awarded project targets delivery in Fall 2020 although the full scope, timeline, transaction structuring and feasibility have not been finalized.
Acquisitions
During the quarter, the company entered the Seattle market with the acquisition of TWELVE at U District, a 384-bed community located pedestrian to the University of Washington campus. The property, which provides the company an initial foothold in another Power-5 conference market, was developed by AvalonBay, and since opening in 2014 has been highly attractive to students due to the pedestrian to campus location within the popular U District submarket and a highly competitive amenity package including dedicated study rooms, modern fitness center and outdoor amenity space. After investment of $3.5 million of upfront capital improvements, the acquisition targets a year-one cap rate of 4.5 percent nominal and 4.4 percent economic. Over the next two leasing cycles, the company plans to convert the community to by-the-bed leasing with the lease terms coinciding with the University’s academic calendar, strategically configure select floor plans to allow for shared occupancy thereby creating diverse price points within the community, and furnish many of the units. Upon completion of these strategic initiatives, the company targets a stabilized cap rate of 5.5 percent nominal and 5.4 percent economic. The company continues to actively seek expansion opportunities in this exceedingly supply-constrained market, which contains less than 1,000 existing purpose-built beds serving a university with total enrollment exceeding 46,000 students.
Dispositions
In April, the company completed the sale of The Province, a 657-bed non-core property serving students attending Wright State University. The property is located more than one-mile from core campus and was sold for $25.0 million which represents an economic cap rate of 6.1 percent based on in-place rental revenue, escalated trailing-12 operating expenses and historical average capital expenditures.
Third-Party Services
The company continues to progress on the previously announced third-party development awards at the University of California, Irvine, the University of Illinois at Chicago, and separate office facility and student recreation center projects at the University of Arizona, as well as providing advisory services related to a not-for-profit entity’s proposed acquisition of a student housing community at Texas A&M University-Corpus Christi, which is anticipated to close during the second half of 2017.
During the quarter, the previously announced third-party development project at Northern Kentucky University was terminated during predevelopment.
Capital Markets
In June, the company entered into a $200 million senior unsecured term loan, which matures in June 2022. The loan contains an accordion feature that allows the company to expand the facility by up to an additional $100 million, subject to the satisfaction of certain conditions. Borrowing rates under the credit facility float at a margin over LIBOR with spreads priced on a grid tied to the company’s credit rating. Based on the company’s current Baa2/BBB rating, the LIBOR margin is 110 basis points. Proceeds were used to pay down the outstanding balance on the company’s revolving credit facility, which is being used to partially fund construction of the development pipeline.

At-The-Market (ATM) Share Offering Program
During the quarter, the company sold 2.6 million shares of common stock under the ATM program at a weighted average price of $47.69 per share for net proceeds of approximately $124.7 million. Subsequent to quarter end, the company sold an additional 24 thousand shares of common stock at a weighted average price of $48.09 per share for net proceeds of approximately $1.1 million. The proceeds were primarily used to match fund acquisitions completed in 2017 and to maintain capacity for the company’s development pipeline. Total gross proceeds of $267.0 million have been raised under the ATM program in 2016 and 2017 leaving approximately $233 million of capacity under the current program.
2017 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2017, anticipating that FFO will be in the range of $2.34 to $2.44 per fully diluted share and FFOM will be in the range of $2.32 to $2.42 per fully diluted share. For additional details regarding the company’s 2017 outlook, please see pages 16-17 of the Supplemental Analyst Package - 2Q 2017. All guidance is based on the current expectations and judgment of the company’s management team.
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2017 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2017 outlook on Tuesday, July 25, 2017 at 10 a.m. EDT (9:00 a.m. CDT). Participants from within the U.S. may dial 888-317-6003 passcode 3365345, and participants outside the U.S. may dial 412-317-6061 passcode 3365345 at least 10 minutes prior to the call.
To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning one hour after the end of the call until August 8, 2017 by dialing 877-344-7529 or 412-317-0088 conference number 10108876. The replay also will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs, contractual executive separation and retirement charges, and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2017, American Campus Communities owned 160 student housing properties containing approximately 99,000 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 197 properties with approximately 128,700 beds. Visit www.americancampus.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets

Investments in real estate:
Wholly-owned properties, net	$5,805,403	$5,427,014
Wholly-owned properties held for sale	—	25,350
On-campus participating properties, net	82,940	85,797
Investments in real estate, net	5,888,343	5,538,161

Cash and cash equivalents	25,476	22,140
Restricted cash	28,319	24,817
Student contracts receivable, net	7,447	8,428
Other assets[1]	275,388	272,367

Total assets	$6,224,973	$5,865,913

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt	$680,556	$688,195
Unsecured notes	1,189,775	1,188,737
Unsecured term loans	347,417	149,065
Unsecured revolving credit facility	142,286	99,300
Accounts payable and accrued expenses	62,547	76,614
Other liabilities[2]	179,342	158,437
Total liabilities	2,601,923	2,360,348

Redeemable noncontrolling interests	55,344	55,078

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,363	1,322
Additional paid in capital	4,312,413	4,118,842
Common stock held in rabbi trust	(1,688)	(975)
Accumulated earnings and dividends	(754,660)	(670,137)
Accumulated other comprehensive loss	(3,428)	(4,067)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,554,000	3,444,985
Noncontrolling interests – partially owned properties	13,706	5,502
Total equity	3,567,706	3,450,487

Total liabilities and equity	$6,224,973	$5,865,913

1.	As of June 30, 2017, other assets include approximately $7.7 million related to net deferred financing costs on our revolving credit facility and the net value of in-place leases.

2.	As of June 30, 2017, other liabilities include approximately $42.6 million in deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues
Wholly-owned properties	$169,156	$174,682	$347,987	$360,384
On-campus participating properties	6,171	6,214	16,329	16,260
Third-party development services	675	2,121	1,131	3,156
Third-party management services	2,288	2,253	4,902	4,663
Resident services	718	713	1,597	1,515
Total revenues	179,008	185,983	371,946	385,978

Operating expenses
Wholly-owned properties	75,172	77,722	150,129	156,573
On-campus participating properties	3,892	3,299	7,157	6,341
Third-party development and management services	3,827	3,560	7,910	7,298
General and administrative[1]	9,782	6,126	16,516	11,435
Depreciation and amortization	55,943	53,703	108,266	107,419
Ground/facility leases	2,465	2,467	4,822	4,771
Provision for real estate impairment[2]	15,317	—	15,317	—
Total operating expenses	166,398	146,877	310,117	293,837

Operating income	12,610	39,106	61,829	92,141

Nonoperating income and (expenses)
Interest income	1,232	1,475	2,464	2,754
Interest expense	(14,573)	(20,119)	(29,290)	(42,746)
Amortization of deferred financing costs	(1,023)	(1,352)	(2,051)	(3,894)
(Loss) gain from disposition of real estate	(632)	—	(632)	17,409
Total nonoperating expense	(14,996)	(19,996)	(29,509)	(26,477)

(Loss) income before income taxes	(2,386)	19,110	32,320	65,664
Income tax provision	(267)	(345)	(524)	(690)
Net (loss) income	(2,653)	18,765	31,796	64,974
Net income attributable to noncontrolling interests	(109)	(327)	(508)	(949)
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(2,762)	$18,438	$31,288	$64,025
Other comprehensive income (loss)
Change in fair value of interest rate swaps and other	155	(23)	639	(1,433)
Comprehensive (loss) income	$(2,607)	$18,415	$31,927	$62,592
Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders
Basic and diluted	$(0.02)	$0.14	$0.23	$0.50

Weighted-average common shares outstanding

Basic	134,614,418	130,456,923	133,837,748	126,951,454

Diluted	134,614,418	131,240,667	134,745,192	127,753,492

1.
The three and six months ended June 30, 2017 include $3.4 million and $4.5 million, respectively, of contractual executive separation and retirement charges incurred with regard to the retirement of the company's Chief Financial Officer.

2.
Represents an impairment charge recorded for one wholly-owned property that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan due to mature in August 2017.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(2,762)	$18,438	$31,288	$64,025
Noncontrolling interests	109	327	508	949
Loss (gain) from disposition of real estate	632	—	632	(17,409)
Elimination of provision for real estate impairment[1]	15,317	—	15,317	—
Real estate related depreciation and amortization	55,211	52,885	106,729	105,931
Funds from operations ("FFO") attributable to common stockholders and OP unitholders	68,507	71,650	154,474	153,496

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,395	1,097	(1,852)	(2,067)
Amortization of investment in on-campus participating properties	(1,869)	(1,831)	(3,729)	(3,654)
	68,033	70,916	148,893	147,775
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[2]	778	1,015	1,535	1,865
Management fees	272	264	740	723
Contribution from on-campus participating properties	1,050	1,279	2,275	2,588

Contractual executive separation and retirement charges[3]	3,420	—	4,515	—
Funds from operations-modified ("FFOM") attributable to common stockholders and OP unitholders	$72,503	$72,195	$155,683	$150,363

FFO per share – diluted	$0.50	$0.54	$1.14	$1.19

FFOM per share – diluted	$0.53	$0.54	$1.15	$1.16

Weighted average common shares outstanding - diluted	136,602,368	132,638,808	135,851,836	129,159,380

1.
Represents an impairment charge recorded for a wholly-owned property that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan due to mature in August 2017.

2.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents actual amounts accrued for the interim periods, which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

3.	Represents contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Wholly-Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Wholly-owned properties revenues
Same store properties	$158,548	$154,379	$4,169	2.7%	$327,401	$317,691	$9,710	3.1%
New properties	10,172	17	10,155		19,137	104	19,033
Sold and held for sale properties[1]	1,154	20,999	(19,845)		3,046	44,104	(41,058)
Total revenues[2]	$169,874	$175,395	$(5,521)	(3.1%)	$349,584	$361,899	$(12,315)	(3.4%)
Wholly-owned properties operating expenses
Same store properties	$69,973	$67,747	$2,226	3.3%	$140,091	$135,598	$4,493	3.3%
New properties	4,387	85	4,302		7,920	158	7,762
Sold and held for sale properties1 3	812	9,890	(9,078)		2,118	20,817	(18,699)
Total operating expenses	$75,172	$77,722	$(2,550)	(3.3%)	$150,129	$156,573	$(6,444)	(4.1%)
Wholly-owned properties net operating income
Same store properties[4]	$88,575	$86,632	$1,943	2.2%	$187,310	$182,093	$5,217	2.9%
New properties	5,785	(68)	5,853		11,217	(54)	11,271
Sold and held for sale properties[1]	342	11,109	(10,767)		928	23,287	(22,359)
Total net operating income	$94,702	$97,673	$(2,971)	(3.0%)	$199,455	$205,326	$(5,871)	(2.9%)

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2017 and 2016, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of June 30, 2017.

1.
Includes properties sold in 2016 and 2017, and one property that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan due to mature in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

4.
The three and six months ended June 30, 2017 include a reduction of $90,000 and $132,000, respectively, related to 41 beds damaged by a fire occurring at one of our same store properties in March 2017. The damaged beds are being rebuilt and are anticipated to be available for occupancy in Fall 2017 through Spring 2018.  In future quarters, we anticipate a reduction to same store net operating income of approximately $30,000 per month until such time as the damaged beds are rebuilt and available for occupancy.  These losses are covered by the company’s business interruption insurance policy, although proceeds from this policy are not anticipated to be received and recorded until 2018.

Table 5
American Campus Communities, Inc. and Subsidiaries
2017 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income	$103,400	$116,500
Noncontrolling interests	1,700	1,900
Depreciation and amortization	211,700	211,700
Funds from operations ("FFO")	$316,800	$330,100

Elimination of operations from on-campus participating properties	(11,700)	(12,100)
Contribution from on-campus participating properties	4,100	4,700
Contractual executive separation and retirement charges[2]	4,550	4,550
Funds from operations - modified ("FFOM")	$313,750	$327,250

Net income per share - diluted	$0.76	$0.86

FFO per share - diluted	$2.34	$2.44

FFOM per share - diluted	$2.32	$2.42

Weighted-average common shares outstanding - diluted	135,500,000	135,500,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2017 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions and/or dispositions;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business;
•the finalization of property tax rates and assessed values in certain jurisdictions; and
•the success of releasing the company's owned properties for the 2017-2018 academic year.

2.	Represents contractual executive separation and retirement charges incurred with regard to the retirement of the company's Chief Financial Officer, recognized in the first and second quarter 2017.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000